Exhibit 99


                            SPURLOCK INDUSTRIES, INC.
                                   P.O. BOX 8
                             WAVERLY, VIRGINIA 23890


Friday, December 18, 1998                            CONTACT: Phillip S. Sumpter

FOR IMMEDIATE RELEASE                                             (804) 834-8980


           BORDEN CHEMICAL, INC. TO ACQUIRE SPURLOCK INDUSTRIES, INC.

         Waverly, Virginia - Spurlock Industries, Inc. announced today that it has entered into a definitive merger agreement to be acquired by Borden Chemical, Inc.

         The Boards of Directors of both companies have approved the agreement. The Spurlock family, which controls approximately 55% of the stock of Spurlock Industries, has agreed to support the acquisition and to vote all of its shares in favor of the transaction.

         The agreed purchase price is approximately $23 million (plus assumption of approximately $13.5 million in liabilities) or $3.40 per share, subject to downward adjustment for limited contingencies. Davenport & Company LLC has provided the Company's Board of Directors with a fairness opinion that supports the proposed transaction.

         Spurlock Industries has manufacturing facilities located in Waverly, Virginia, Malvern, Arkansas, and Moreau, New York, and has approximately 80 employees. The Company had announced earlier this year that it was exploring a sale of its business, and that it had engaged Davenport & Company LLC as its financial advisor.

         "Spurlock is a strategic fit with our existing formaldehyde and forest products businesses," said Joseph M. Saggese, Chairman, President and Chief Executive Officer for Borden Chemical. "Their manufacturing locations will enhance our presence on the East Coast and expand our North American formaldehyde production network. In addition, their resins business is a nice complement to our existing business and forest products resins."

         Phillip S. Sumpter, Chairman and Chief Executive Officer of Spurlock Industries, said "We are pleased with the terms of the agreement and believe that our shareholders, our customers and our employees will benefit from this transaction."

         The acquisition is subject to, among other things, the expiration and termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the approval of Spurlock Industries shareholders, and certain other conditions, including the conclusion of the derivative action pending in the Federal District Court in Colorado. The Companies said they anticipate closing to occur sometime during the first quarter of 1999.

         Separately, Spurlock Industries announced that it had reached a settlement with plaintiffs in the derivative litigation. Such settlement is subject to the approval of the court.

         Borden Chemical, Inc., a subsidiary of privately held Borden, Inc., is a leading global source for formaldehyde, resins, melamine, adhesives, coatings and other specialty chemicals serving a broad range of markets, including the forest products, foundry, automotive, construction, composites, electronics and oilfield industries.

         Spurlock Industries, Inc., through its wholly-owned subsidiary, Spurlock Adhesives, Inc., currently develops, manufactures and markets specialty thermal-setting resins and formaldehyde for the forest products, building products and furniture industries.


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NOTE TO EDITORS: Borden Chemical, Inc. is privately held and not affiliated with
Borden Chemicals and Plastics Limited Partnership (NYSE:BCU).